Exhibit 10.5

Executive Officer Compensation

The annual base salaries for our executive officers as of January 1, 2020 are as follows:

Name	Title
Vivek Jain	Chairman of the Board and Chief Executive Officer	$650,000
Christian Voigtlander	Chief Operating Officer	$420,000
Brian M. Bonnell	Chief Financial Officer and Treasurer	$395,000
Scott E. Lamb*	Former Chief Financial Officer and Treasurer	$395,150
Daniel Woolson	Corporate Vice President, General Manager - Infusion Systems	$300,000
Virginia Sanzone	Corporate Vice President, General Counsel	$300,000
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* Scott E. Lamb, our former Chief Financial Officer and Treasurer, retired from that role effective March 3, 2020 , and continued to serve as an advisor to the Company for a transition period ending on April 3, 2020. Effective March 3, 2020, Mr. Bonnell was promoted to Chief Financial Officer and Treasurer from his former position of Corporate Vice President, Finance.